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                                                                    EXHIBIT 99.1

Press Release

SOURCE: PEMSTAR Inc.

PEMSTAR Reports Fiscal 2003 First-Quarter Results

Restructuring Continues; Company Is Cash Flow Positive

ROCHESTER, Minn.--(BUSINESS WIRE)--July 24, 2002-- PEMSTAR Inc. (Nasdaq: PMTR -
News), a leading provider of global engineering, manufacturing and fulfillment services to technology companies, today reported financial results for its fiscal 2003 first quarter. As indicated in the company's July 2, 2002, pre-release, the results include restructuring charges, and additional reserves for accounts receivable and inventories.

                          Summary of Financial Results
                      (In thousands, except per share data)

                                           Three Months Ended
                                                 June 30,
                                        -------------------------
                                           2002            2001
                                        ---------       ---------

Net sales                               $ 153,104       $ 167,204
Operating (loss) income                 $ (16,706)      $   4,831
Net (loss) income                       $ (19,836)      $   2,512
Diluted net (loss) income per common
 share(a)                               $   (0.54)      $    0.08

(a) Net (loss) income above is presented in accordance with U.S. Generally Accepted Accounting Principles and is substantially equivalent to cash basis measurement; First Call uses cash basis to report earnings estimates.

Financial Results

PEMSTAR reported net sales of $153.1 million for the fiscal first quarter, compared to $167.2 million in the prior-year comparable period. The company reported a net loss of ($19.8 million), or ($.54) per diluted share, compared to net income of $2.5 million, or $.08 per diluted share, for last year's fiscal first quarter. The impact of restructuring charges and reserves totaled approximately $8.0 million, or $.22 per share. Once these restructuring initiatives are fully implemented, the company expects to realize savings in excess of $2 to $3 million per quarter, which it previously estimated.

The decrease in net sales was due to lower volume from certain optical and communications customers, partially offset by revenue from businesses acquired after the first quarter of fiscal 2002. Lower gross margins stemmed from reduced sales volume and inventory write-downs,


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plus increased investments in new product introductions and facilities expansions, initiated prior to the business decline.

Selling, general and administrative expenses increased $4.2 million from the year-ago period as a result of acquired businesses and operation expansions, as well as increased legal, accounting, information technology and administration costs. These increased costs preceded the savings expected from the restructuring.

"We are well under way with our restructuring efforts to realign our cost structure and capacity to the recession in the electronics manufacturing services industry, while we continue to pursue expanding business with existing and new customers," said Al Berning, PEMSTAR's chairman, president and CEO.

Cash flow from operations for the fiscal first quarter was $3.7 million, representing the fourth consecutive quarter where PEMSTAR was operating cash flow positive. As of June 30, 2002, net inventories of $95.5 million were up $2.5 million from March 31, 2002, with a turn rate of 6.4 times, compared to 6.3 times at March 31, 2002. Accounts receivable decreased $2.5 million in the quarter with days sales outstanding declining from 76 days at March 31, 2002, to 71 days at June 30, 2002. Bank debt, including capitalized lease obligations and reflecting the new credit facilities in Thailand, as of June 30, 2002, was $98.5 million, compared to $99.3 million at March quarter-end. Debt to total capital at June 30, 2002, was 35.8 percent, and net book value per outstanding share was $4.80 per share.

Business Update

For the first quarter PEMSTAR's engineering business remained strong at 22.6 percent of total revenue, versus 12.3 percent in the prior-year period, reflecting in part the acquisition of Pacific Consultants.

Sales to the communications industry accounted for 34.3 percent of total sales, down from the year-ago period when communications industry revenue totaled 50.0 percent. The remaining 65.7 percent of sales were to the following industries: computing, 29.7 percent; industrial equipment, 17.8 percent; data storage, 13.9 percent; and medical, 4.3 percent.

From a geographic perspective, 69.5 percent of fiscal first-quarter revenue was derived from product manufactured in North America, with 22.6 percent generated in Asia, 7.7 percent in Europe and 0.2 percent from PEMSTAR's Brazil facility.


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Customer Projects

During the quarter, PEMSTAR announced an exclusive agreement to provide production equipment and manufacturing services for Cordis Corporation's CYPHER(TM) Sirolimus-eluting stent program. The CYPHER(TM) stent is the world's first drug-eluting stent and is specifically designed to uniformly deliver a pharmaceutical agent (sirolimus) into a coronary artery via a proprietary controlled-release system and stent. Cordis Corporation is a Johnson & Johnson company.

"Our Cordis relationship demonstrates PEMSTAR's growing presence in the medical industry," said Berning. "Our investments in facilities, certifications, equipment and training continue to set us apart in the EMS industry and specifically the medical arena."

In addition, PEMSTAR and Fluke Nederland BV, a wholly owned subsidiary of Fluke Corporation, extended their engineering and manufacturing agreement of electronic test tools for an additional three years. Fluke, a long-time PEMSTAR customer, is a world leader in compact, professional electronic test tools, selling more handheld digital multimeters (DMMs) than anyone else in the world. Fluke's customers include technicians, engineers, metrologists and computer network professionals.

During the first quarter of 2003, PEMSTAR signed a multi-year contract with a leading semiconductor capital equipment OEM company best known for its ion implant and rapid thermal processing capabilities. Under the terms of the contract, PEMSTAR will be responsible for the complex electromechanical assembly of several modules for the OEM's implanters and photo-stabilization equipment.

"The signing of this agreement, our third major win with OEMs in the semiconductor industry, demonstrates our ability to translate prospective programs into long-term, profitable contracts in this expanding sector," Berning stated.

Fiscal 2003 Second-Quarter Outlook

The following statements are based on current expectations, and current economic uncertainties make it difficult to project results going forward. PEMSTAR currently expects net sales in the fiscal 2003 second quarter of $155 to $160 million, with a net loss of $6 to $10 million. The company expects to be cash flow positive and currently estimates that charges totaling approximately $4 million (included in the $6 million to $10 million above) may be taken in the second quarter, for workforce reductions and potential additional need for increases in reserves for accounts receivable and inventories, should factors affecting the need for reserves change. While PEMSTAR's financial results for the fiscal first quarter were in compliance with bank covenants, the projected net operating loss in the fiscal second quarter would put the company out of compliance with certain covenants in its existing credit facilities. PEMSTAR is currently in discussion with its lenders to obtain waivers of any such noncompliance.


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About PEMSTAR

PEMSTAR Inc. (www.pemstar.com) provides a comprehensive range of engineering, manufacturing and fulfillment services to customers on a global basis through facilities strategically located in the United States, Mexico, Asia, Europe and South America. The company's service offerings support customers' needs from product development and design, through manufacturing to worldwide distribution and aftermarket support. PEMSTAR has over one million square feet in 17 facilities in 15 locations worldwide.

This press release may contain "forward-looking" statements. These forward-looking statements, including statements made by Mr. Berning, may contain statements of intent, belief or current expectations of PEMSTAR Inc. and its management. Such forward-looking statements are not guarantees of future results and involve risks and uncertainties that may cause actual results to differ materially from the potential results discussed in the forward-looking statements. In addition to factors discussed above, risks and uncertainties that may cause such differences for PEMSTAR include but are not limited to: a continued recession or continued decline in economic conditions; rumors or threats of war; actual conflicts or trade disruptions; changes in demand for electronics manufacturing services; changes in demand by major customers due to cancellations, reductions or delays of orders; shortages or price fluctuations in component parts; difficulties managing expansion and integrating acquired businesses; increased competition and other risk factors listed from time to time in PEMSTAR's Securities and Exchange Commission filings, including but not limited to Exhibit 99 of the PEMSTAR's Annual Report on Form 10K for the fiscal year ended March 31, 2002, and PEMSTAR's quarterly reports on form 10-Q filed with the SEC.


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                                  PEMSTAR Inc.
                 Condensed Consolidated Statements of Operations
                      (In thousands, except per share data)

                                                          Three Months Ended
                                                                June 30,
                                                       ------------------------
                                                          2002          2001
                                                       ---------     ---------
Net sales                                              $ 153,104     $ 167,204
Costs of goods sold                                      152,436       151,765
                                                       ---------     ---------
    Gross profit                                             668        15,439

Selling, general and administrative expenses              14,370        10,130
Restructuring costs                                        2,956             -
Amortization                                                  48           478
                                                       ---------     ---------
    Operating income                                     (16,706)        4,831

Other expense (income)--net                                   23          (217)
Interest expense                                           2,835         2,006
                                                       ---------     ---------
(Loss) income before income taxes                        (19,564)        3,042

Income tax expense                                           272           530
                                                       ---------     ---------
Net (loss) income                                      $ (19,836)    $   2,512
                                                       =========     =========

Net (loss) income per common share:

    Basic                                              $   (0.54)    $    0.08
    Diluted                                                (0.54)         0.08

Shares used in computing net (loss)
  income per common share:

    Basic                                                 36,768        30,153
    Diluted                                               36,768        32,041



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                                  PEMSTAR Inc.
                      Condensed Consolidated Balance Sheets
                      (In thousands, except per share data)

                                                         June 30,     March 31,
                                                           2002         2002
                                                        ---------     ---------
Assets
Current assets
    Cash and equivalents                                $  11,571     $  11,483
    Restricted cash                                         1,019         1,423
    Accounts receivable, net                              120,253       122,752
    Recoverable income taxes                                  127         3,873
    Inventories                                            95,454        92,929
    Unbilled services                                      17,645        16,356
    Deferred income taxes                                      38            45
    Prepaid expenses and other                              7,299         8,507
                                                        ---------     ---------
Total current assets                                      253,407       257,368

Property, plant and equipment                             140,456       137,639
Less accumulated depreciation                             (43,279)      (38,531)
                                                        ---------     ---------
                                                           97,177        99,108

Goodwill, net                                              34,669        34,678
Other assets                                                4,940         3,459
Deferred income taxes                                       1,173         1,111
                                                        ---------     ---------
Total assets                                            $ 391,366     $ 395,724
                                                        =========     =========

Liabilities and shareholders' equity
Current liabilities
    Accounts payable                                    $  88,312     $  79,410
    Income taxes payable                                      206            21
    Other current liabilities                              16,855        15,738
    Current maturities of long-term debt                   13,476        13,999
    Current maturities of capitalized lease
     obligations                                            6,679        10,865
                                                        ---------     ---------
Total current liabilities                                 125,528       120,033

Long-term debt, less current maturities                    75,087        71,340
Capital lease obligations, less current maturities          3,295         3,122
Other liabilities and deferred credits                     10,460         7,832

Shareholders' equity
    Common stock, par value $0.01 per share--
     authorized 150,000 shares, issued and
     outstanding 36,852 at June 30, 2002 and
     36,701 at March 31, 2002                                 369           367
    Additional paid-in capital                            233,938       232,233
    Accumulated other comprehensive loss                     (403)       (2,131)
    Retained earnings                                     (56,000)      (36,164)
    Loans to shareholders                                    (908)         (908)
                                                        ---------     ---------
                                                          176,996       193,397
                                                        ---------     ---------
Total liabilities and shareholders' equity              $ 391,366     $ 395,724
                                                        =========     =========
--------------
Contact:
     PEMSTAR Inc., Rochester
     Greg Lea, 507/292-6941
     or
     Padilla Speer Beardsley:
     Marian Briggs/Matt Sullivan, 612/455-1700


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